Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 12, 2009 (May 20, 2009 as to Note 13) relating to the consolidated financial statements of OpenTable, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB No. 109) appearing in Amendment No. 3 to Registration Statement No. 333-161568 on Form S-1 and  related Prospectus of OpenTable, Inc.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 22, 2009